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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  AMENDMENT TO
                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              CARMIKE CINEMAS, INC
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              Delaware                                    58-1469127
---------------------------------------     -----------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

                   1301 First Avenue, Columbus, Georgia, 31901
          ------------------------------------------------------------
          (Address of principal executive offices, including zip code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                   Name of each exchange on which
     to be so registered                  each class is to be so registered
     --------------------                 ---------------------------------
            None                                     Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.03 per share
                     --------------------------------------
                                (Title of Class)

Explanatory Note: This filing is being made under Commission File No. 0000-14993. Carmike Cinemas' most recent Commission File No. pursuant to
Section 12(b) of the Exchange Act has been 001-11604. Carmike Cinemas is now filing under File No. 0000-14993 in order to fulfill EDGAR filing requirements for Section 12(g) filers.
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         On January 4, 2002, the United States Bankruptcy Court for the District of Delaware entered an order confirming the Registrant's Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Plan"). The "Effective Date" of the Plan is January 31, 2002. As of the Effective Date, the Registrant shall be governed by its Amended and Restated Certificate of Incorporation (the "Restated Certificate"), which provides that the shares of Class A Common Stock, par value $.03 per share, and the shares of Class B Common Stock, par value $.03 per share (collectively, the "Old Common Stock"), and the shares of Preferred Stock, par value $1.00 per share (the "Old Preferred Stock") of the Registrant issued and outstanding immediately prior to the Effective Date are automatically cancelled and extinguished.

         The Restated Certificate then establishes upon the Effective Date and in accordance with the Plan twenty-one million (21,000,000) shares of authorized capital stock of the Registrant, consisting of twenty million (20,000,000) shares of Common Stock, par value of $.03 per share (the "New Common Stock"), and one million (1,000,000) shares of Preferred Stock, par value $1.00 per share (the "New Preferred Stock").

         The following summary description of the new capital stock of the Registrant is qualified in its entirety by reference to the Registrant's Restated Certificate and Amended and Restated By-laws (the "Restated Bylaws"), a copy of each is filed as an exhibit to this registration statement.

         As a result of the Registrant's reorganization proceedings under the U.S. Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"), the Registrant, pursuant to Section 1123(a)(6) of the Bankruptcy Code is prohibited from issuing any non-voting equity securities, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Registrant. This restriction is included in the Restated Certificate.

         NEW COMMON STOCK-GENERALLY

         The New Common Stock is subject to the terms of any New Preferred Stock (as described below), which may from time to time be designated and issued by the Registrant. All shares of New Common Stock are entitled to share equally in dividends and other distributions in cash, stock, or property of the Registrant from funds legally available therefor, when and as if declared from time to time by the Board of Directors of the Registrant. Upon liquidation, winding-up or dissolution of the Registrant, whether voluntary or involuntary, each holder is entitled to share equally in the distribution of all assets of the Registrant available after the payment in full of all liabilities.

         The Registrant's New Common Stock has no preemptive or conversion rights or the benefit of any sinking fund and is not subject to redemption or to liability for any further calls by the Registrant. The Restated Certificate imposes no limitations on the transferability of the New Common Stock.


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         Pursuant to the Registrant's Restated Certificate and Restated Bylaws,
the holders of New Common Stock shall vote together as a single class on all matters submitted to the stockholders for a vote and shall be entitled to one vote in person or by proxy for each share of New Common Stock standing in such holder's name on the transfer books of the Registrant. The affirmative vote of the holders of a majority of the stock represented and entitled to vote shall decide any question submitted to stockholders for stockholder vote except as provided in the next sentence. The stockholders of the Registrant may adopt, amend, or repeal the Restated Certificate and Restated Bylaws only by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the combined voting power of all classes and series of the Registrant entitled to vote generally on matters requiring the approval of the stockholders.

         ELECTION OF DIRECTORS/VOTING AGREEMENTS

         Pursuant to the Registrant's Restated Certificate and Restated Bylaws, directors of the Registrant currently shall be elected by holders of the New Common Stock. The board of directors shall consist of ten (10) individuals.

         PREFERRED STOCK

         The Registrant may issue up to one million (1,000,000) shares of Preferred Stock in one or more series. The Board of Directors is authorized to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board shall include, but is not limited to, deciding the number of shares constituting a series, whether the series shall have dividend rights, and if so, whether the dividends shall be cumulative, whether the series shall have voting rights, whether the series shall have conversion privileges, whether the shares are redeemable, whether the series will have a sinking fund for the redemption or purchase of shares of that series, dissolution rights, rights of priority, and any other relative rights, preferences, and limitations of that series. There are no shares of Preferred Stock outstanding, and there are no current agreements or understandings for the designation of any series of Preferred Stock or the issuance of shares thereunder. The existence of authorized but unissued Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Registrant by means of a merger, tender offer, proxy contest or otherwise.


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ITEM 2.  EXHIBITS

Exhibit No.                                       Description
-----------                                       -----------
    2.1           Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code
                  dated November 14, 2001 (filed as Exhibit 99 to Registrant's Current Report on Form 8-K
                  dated November 19, 2001 and incorporated herein by reference).

    3.1           Amended and Restated Certificate of Incorporation of Carmike Cinemas, Inc.

    3.2           Amended and Restated Bylaws of Carmike Cinemas, Inc.

   99.1           Debtors' Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code
                  dated November 14, 2001 (filed as Exhibit T-31 to Registrant Form T-3 filed on
                  December 11, 2001 and incorporated herein by reference).

   99.2           Order confirming Debtors' Amended Joint Plan of Reorganization (filed as Exhibit 99.1 to Registrant's Current Report on Form 8-K dated January 22, 2002 and incorporated herein by reference).


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                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.


                                     CARMIKE CINEMAS, INC.



                                     By: /s/ Martin A. Durant
                                        ----------------------------------------
                                        Martin A. Durant
                                        Senior Vice President of Finance, Chief
                                        Financial Officer and Treasurer


DATED: January 31, 2002


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                                  EXHIBIT INDEX

Exhibit No.                               Description
-----------                               -----------
     2.1          Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code
                  dated November 14, 2001 (filed as Exhibit 99 to Registrant's Current Report on Form 8-K
                  dated November 19, 2001 and incorporated herein by reference).

     3.1          Amended and Restated Certificate of Incorporation of Carmike Cinemas, Inc.

     3.2          Amended and Restated Bylaws of Carmike Cinemas, Inc.

    99.1          Debtors' Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code
                  dated November 14, 2001 (filed as Exhibit T-31 to Registrant Form T-3 filed on
                  December 11, 2001 and incorporated herein by reference).

    99.2          Order confirming Debtors' Amended Joint Plan of Reorganization (filed as Exhibit 99.1 to
                  Registrant's Current Report on Form 8-K dated January 22, 2002 and incorporated herein by reference).


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